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                                                                    EXHIBIT 99.1

               INFORMATION FROM PRELIMINARY PROSPECTUS SUPPLEMENT

CATAPULT COMMUNICATIONS CORPORATION

We design, develop, manufacture, market and support advanced software-based test systems for the global telecommunications industry. Our test systems, which incorporate advanced software and hardware, are designed to enable telecommunications equipment manufacturers and network operators to deliver complex equipment and services more quickly and cost effectively, while helping to ensure interoperability and reliability. Our products assist customers in the design, integration, installation and acceptance-testing of a broad range of digital telecommunications equipment and services by performing a variety of test functions, including:

     o    design and feature verification;
     o    conformance testing;
     o    interoperability testing;
     o    load and stress testing; and
     o    monitoring.

Due primarily to continued research and development investment by equipment manufacturers and certain network operators and to increased spending on advanced wireless infrastructure, such as third generation, or 3G, networks, our revenues increased 22% to $42.6 million for the nine months ended June 30, 2004 from $35.0 million for the nine months ended June 30, 2003. Our net income increased 167% to $8.4 million for the nine months ended June 30, 2004 from $3.1 million for the nine months ended June 30, 2003.

We market our products primarily through our direct sales force, with offices in the United States, the United Kingdom, Germany, France, Finland, Canada and Japan. In July 2004, we announced the opening of a new sales office in China. In other markets, we utilize distributors. Our end customers include industry leaders such as Alcatel, AT&T Wireless Services, Inc., Evolium SAS, Fujitsu Limited, LM Ericsson, Lucent Technologies, Inc., Motorola, Inc., NEC Corporation, Nippon Telephone and Telegraph, Nokia Corporation, Nortel Networks Limited, NTT DoCoMo, Inc., Siemens AG and Vodafone Group Plc.

Our test system product line consists of three products: the DCT system, which we originally introduced in 1985 and have since extensively enhanced; the MGTS system, which we acquired with the Network Diagnosis Business, or NDB, from Tekelec in 2002; and the Chameleon protocol analyzer, which we announced in February 2004 and expect to release for beta testing in October 2004. The DCT and MGTS systems consist of advanced proprietary software and hardware interfaces running on third-party UNIX- and Linux-based workstations. Our newly introduced m5000 hardware interface has increased the capabilities of both the DCT and MGTS test systems to address the telecommunications industry's need for higher load test performance. Our Chameleon protocol analyzer will broaden the range of products we offer to address in-field and lab protocol analysis and trouble-shooting.

When acquiring a test system from us, customers typically license one or more of our proprietary software modules and purchase proprietary hardware and ongoing software and hardware support. Our customers may upgrade their systems by purchasing additional proprietary software protocol test modules and hardware to meet new testing needs. Customers have the option either to purchase a third-party workstation from us or to provide their own workstation to us for configuration. Prices for DCT and MGTS systems vary from approximately $50,000 to over $250,000, depending upon the overall system configuration, including the number and type of software protocol modules and the number of physical interfaces required by the customer. We expect that prices for our Chameleon systems will range from approximately $30,000 to $45,000 depending upon the overall system configuration, including the third-party hardware platform required by the customer.

We maintain an extensive library of software modules that support a large number of industry standard protocols and we focus our technical resources on complex, high-level and emerging protocols, including:

     o    3G, including UMTS and cdma2000;



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     o    General Packet Radio Service (GPRS);
     o    Global Systems for Mobile Communications (GSM);
     o    Code Division Multiple Access (CDMA);
     o    IP Telephony (Voice over IP or VoIP);
     o    Asynchronous Transfer Mode (ATM); and
     o    Signaling System #7 (SS7).

Our extensive technical know-how and proprietary software development tools enable us to implement test support for new protocols and protocol variants rapidly in response to customer needs. Our products are easily configured to support a wide variety of digital testing functions, thereby reducing a customer's need for multiple test systems. In addition, the multi-protocol capabilities of our test systems allow multiple testing operations to be performed simultaneously, helping our customers to accelerate their product development cycles.

Our objective is to become the leading supplier of advanced software-based test systems for the global telecommunications industry. To achieve this goal we are pursuing the following growth strategies:

     o continue to extend the leadership of our existing product portfolio through aggressive sales, strong customer support and ongoing technical enhancements to support new protocols and protocol variants;
     o continue to expand our addressable market by entering new geographies, as we recently have done by opening a sales and support office in China;
     o continue to introduce next-generation testing systems based on our core technology;
     o continue to foster close customer relationships and reduce customer development costs by collaborating with network operators and equipment manufacturers to address new test requirements;
     o leverage our expertise in network simulation and monitoring to enter new testing areas, such as protocol analysis, which we will address with our new Chameleon product following its release; and
     o pursue strategic acquisitions as appropriate opportunities may be identified.

We were incorporated in California in October 1985, reincorporated in Nevada in 1998, and have operations in the United States, the United Kingdom, Germany, France, Finland, Canada, Japan, China and Australia. We completed our initial public offering in 1999 and acquired NDB from Tekelec in 2002.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should consider the information contained in "Risk factors" beginning on page 1 of the accompanying prospectus before investing in our common stock. In addition, you should consider the following supplemental risk factor.

WE HAVE EXPERIENCED DELAYS IN COMPLETING OUR NEW CHAMELEON PRODUCT, WHICH COULD RESULT IN LOST SALES OPPORTUNITIES AND LOWER FINANCIAL RESULTS.
We originally introduced our new Chameleon product in February 2004 and announced our intention to begin shipping this product to customers in May 2004 for beta testing. However, due to delays associated with development and testing, we have postponed the expected shipping date for beta testing until October 2004. This delay may cause us to miss a portion of the market window for Chameleon as we believe that mobile telecommunications operators will make many of their key 3G maintenance procurement decisions during the next 18 months.



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